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Exhibit 21.1

List of Subsidiaries of SoundView Technology Group, Inc.

Name	Location of Jurisdiction
SoundView Technology Corporation	Delaware
Wit Capital Corporation	New York
SoundView Technology Group PLC	London, United Kingdom
SoundView Ventures Corp.	Delaware

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  Exhibit 21.1
List of Subsidiaries of SoundView Technology Group, Inc.